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                                                                 EXHIBIT 10.14

                                  May 16, 1996




Search Capital Group, Inc.
700 North Pearl Street
Suite 400
Dallas, Texas 75201

Attention:    Mr.  George C. Evans
              Chairman, President and Chief Executive Officer

Dear Mr. Evans:

This letter is to confirm our understanding that Search Capital Group, Inc. ("Search" or the "Company") has retained Alex. Brown & Sons Incorporated ("Alex. Brown") to act as Search's financial advisor in the capacity, and consistent with the terms, described herein:

I.     Retainer Services

       [ ] Market Reports. Alex. Brown provides periodic presentations and reports to senior management and Boards of Directors on a variety financial issues. These presentations are made at the convenience of the client, but typically occur during regularly scheduled board or executive committee meetings. With respect to frequency, some topics lend themselves to monthly updates while others should be addressed quarterly or semi-annually. I have listed below a selection of topics:

              o Merger & Acquisitions. This topic would include an analysis of trends and implications in activity volume, valuation levels, consideration structure, contract terms, and acquiror profile. We attempt to answer the questions, 'how are deals getting done' and 'why are deals happening' in the sub-prime auto finance area.

              o Capital Markets. This topic covers an analysis of trends in the equity and fixed income capital markets (both public and private placements). Valuation levels, new product introductions, volume of capital raising and investor sentiment are examined in-depth. Clearly, this topic is timely for Search and accordingly, an examination and pro-forma analysis of your capital raising alternatives would be a core part of our ongoing advice.

              o Competitive Positioning. This topic is really more of an intelligence report for senior management. This service provides an analysis of your competitors' actions, implications and resulting opportunities. Alex. Brown's extensive information gathering network (whether from equity research, trading or strategic advisory) can be helpful in anticipating a competitors strategy or
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                     identifying a unique opportunity.  This service usually
                     complements the M&A discussion as well.

              o Regulatory. Finally, we also provide commentary regarding the implications of recently enacted or proposed regulatory changes.

       [ ] Corporate Finance. As part of our ongoing advice, we would examine and analyze Search's capital structure and advise on the most optimal means of raising capital, if appropriate. We would also be prepared to discuss, as necessary, the advisability and implementation of reverse stock splits and dividend policies (including DRIPs and Stock Purchase Plans). You mentioned that the Board may consider a reverse stock split. Such issues as liquidity, shareholder investment objectives, margin Implications (i.e. the $5/share barrier), administrative costs, financial reporting topics all factor into the decision. Given our experience with growth companies, we have extensive experience in identifying and weighing the pertinent issues of such an action.

       [ ] Valuation. As a matter of prudence and fiduciary responsibility, a Board of Directors should want to know the theoretical value of their institution and why. For Search, given its recent restructuring, the necessity of performing another valuation in such a short time period is not great. However, as the Company rebounds and grows, such an exercise will become increasingly important in the context of stock option plans, mergers, acquisition currency, capital raising and other strategic issues.

       [ ] Defensive Posture. While this is not a near-term concern for Search, as part of the retainer engagement for other clients, we also review the institution's' anti-takeover defenses and suggest certain measures to improve the client's ability to thwart an unwanted approach. We also assist the client in organizing itself such that it is more efficient and effective in addressing an acquisition proposal (e.g. immediate response to the suitor, informing the Board of Directors, managing key shareholders, dealing with the news media, etc.).

       [ ] Transaction Advice and Support. Often times, a client becomes involved in a transaction (e.g. acquisition of a small company or portfolio, etc.) which it is quite capable and willing to execute on its own. However, as added assurance for senior management or the Board of Directors, Alex. Brown provides "informal" advice and support on such matters as target identification, valuation, approach tactics, due diligence, transaction structure, tax implications, negotiating strategy, investment community management, and integration.

              We define "informal" advice as those situations which do not require the issuance of a transaction "fairness opinion". In such situations, we are available on-site or as "back room" advisors, whatever the client prefers. This service also may be quite valuable to finance staffs when executing a particular type of transaction for the first time, entering a new geographic region, or dealing with an unfamiliar counter-party.





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              In instances, however, where the transaction is large or complex, we would agree on a separate fee consistent with customary industry practice.

       [ ] Officer and Director Brokerage Service. Alex. Brown has a special group solely dedicated to serving corporate officers and directors on restricted stock purchases/sales, option exercises, margin accounts and asset hedging/diversification strategies. We believe such a service further differentiates our ability to advise and serve our clients.

       [ ] Shareholder Relations. As part of this service, we will conduct a review of Search's shareholder relations program, and as a result of such review, we will suggest certain measures toward increasing your knowledge of, and responsiveness to, the interest and investment objectives of your shareholders. The aim of this exercise Is to accurately identify and track the turnover in Search's shareholding base and understand the ongoing investment objectives of the shareholders (i.e. value, growth, takeover speculation, market index, IRA, etc.).

       [ ] Research and Market-Making. As we discussed, based on Search's financial recovery and move to NASDAQ's NMS, we will be prepared to introduce our equity research team to the Company and senior management and enact market-making, if warranted. As part of our research sponsorship, we also arrange mini-road shows as well as one-on-one meetings with key institutional investors. Every year we also conduct a seminar for specialty growth financial companies. As I explained, however, I can not guarantee what opinions our research team may have or express from time to time.

While I have tried to be thorough in the above description of services provided, it certainly is not in an exhaustive survey, and accordingly, if there is some other analysis or service you require, we would certainly try to be accommodating. In the end, the breadth and depth of services extended is determined solely by you.

II.    Compensation

With respect to fees, Alex. Brown would assess a fee of $50,000 per annum. This fee is payable in equal quarterly or semi-annual installments. We also are reimbursed for reasonable out-of-pocket expenses (travel, documentation, etc). We are also prepared to credit this retainer fee against any other compensation which may arise from a transaction consummated during the course of our engagement.

III.   Indemnification

In consideration of our services as the Company's financial advisor hereunder, the Company agrees to indemnify and hold harmless Alex. Brown and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference. The provisions of this paragraph and Addendum A incorporated herein by reference shall be effective as





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of the date hereof, and shall continue in full force and effect until the termination of this agreement and, thereafter, shall survive the termination of Alex. Brown's engagement under this agreement and shall be binding upon any successors of assigns of the Company.

IV.    Term

This agreement shall have an initial term of one year. Thereafter, this agreement shall renew automatically from year-to-year upon the same terms and conditions set forth herein until terminated in writing by either Alex. Brown or Search.


V.     Other

Om retainers do not stipulate an "exclusivity" arrangement (i.e. Search is not obligated to use Alex. Brown for any transaction). I know our competition seeks exclusivity arrangements, but our experience has been that if we are otherwise doing a good job, we will be rewarded eventually.

If the foregoing letter correctly sets forth the terms of Alex. Brown's engagement, please sign and return to us the enclosed duplicate hereof.


                                           Very truly yours,

                                           ALEX.  BROWN & SONS INCORPORATED



                                           By:    /s/ J. ADAM HITT
                                              ----------------------------------
                                                  J. Adam Hitt
                                                  Managing Director

Accepted and Agreed:
SEARCH CAPITAL GROUP, INC.


By:    /s/ GEORGE C. EVANS
   --------------------------------
       George C. Evans
       Chairman, President and CEO





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                                   Addendum A

       In connection with our engagement described in the foregoing letter dated May 16, 1996 (the "Letter") to which this Addendum A is attached, the Company (as defined in the Letter) agrees to indemnify and hold harmless Alex. Brown & Sons Incorporated ("Brown") and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereto (collectively "Liabilities") relating to or arising out of our engagement, and will reimburse Brown and each other person indemnified hereunder for all reasonable legal and other expenses as incurred in connection with investigating or defending any such Liabilities whether or not in connection with pending or threatened litigation in which Brown or any of its directors, officers, agents, employees and controlling persons is a party; provided, however, that the Company shall, in no event, be liable in any such case (except cases arising out of the use of information provided by the Company) for Liabilities that a court of competent jurisdiction shall have found in a final judgment to have arisen primarily from any negligence, willful misconduct, breach of duty or business tort of Brown or the party claiming a right to indemnification.

       In case any proceeding shall be instituted involving any person in respect of whom indemnity may be sought, such person (the "indemnified party") shall promptly notify the Company and the Company, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the Company may designate in such proceeding and shall pay, as they are incurred, the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as incurred the fees and expenses of counsel retained by the indemnified party in the event that (i) the Company and the indemnified party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of the indemnified party, due to actual or potential differing interests between them.

       The Company shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the indemnified parties to the extent set forth in this Addendum
A. In addition, the Company will not, without the prior written consent of Brown, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Brown or any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Brown and each other indemnified party hereunder from all liability arising out of such claim, actions, suit or proceeding.

       In the event a claim for indemnification under this Addendum A is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then the Company shall contribute to the aggregate losses, claims, damages or liabilities to which Brown or its officers,





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directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the company and the party seeking contribution on the one hand, and the relative faults of the Company and the party seeking contribution on the other as well as any other relevant equitable considerations.

       This indemnification shall apply to the original engagement as set forth in the Letter and any modification of the original engagement and the indemnification provided herein shall survive termination of our engagement and shall be binding upon any successors or assigns of the Company.


Acknowledged and Agreed:

SEARCH CAPITAL GROUP, INC.



By:     /s/ GEORGE C. EVANS
   --------------------------------

Date:   6/20/96
     ------------------------------





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                                   ADDENDUM D


Pursuant to our engagement terms described in a letter dated May 16, 1996, this addendum is to confirm our understanding that Alex. Brown has been retained by Search to serve as its financial advisor with respect to the Company's acquisition of MS Financial, Inc. ("MSFI").

In respect of the above, Search agrees to compensate Alex. Brown $175,000, payable upon completion of the transaction. if a fairness opinion is required, an additional fee of $50,000 will be payable upon receipt of the fairness opinion. We also will be reimbursed for reasonable out-of-pocket expenses incurred with respect to this engagement. These aforementioned fees will be credited against any other retainer fees paid pursuant to our letter dated May 16, 1996.

In addition, this memo confirms that Addendum B and Addendum C (both dated October 8, 1996) are null and void.




/s/ GEORGE C. EVANS                        /s/ J. ADAM HITT
----------------------------               -------------------------------------
George C. Evans                            J. Adam Hitt
Chairman, President and CEO                Managing Director





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                  [ALEX. BROWN & SONS INCORPORATED LETTERHEAD]




                                   ADDENDUM E



Pursuant to our engagement terms described in a letter dated May 16, 1996, this addendum is to confirm our understanding that Alex. Brown has been retained by Search to conduct a valuation of the securities offered by the Company in its acquisition of certain assets and liabilities of Dealers Alliance Credit Corp. in a transaction consummated on or about August 6, 1997.

In respect of the above, Search agrees to compensate Alex. Brown $75,000 payable upon receipt of the valuation analysis. Reasonable out-of-pocket expenses will be invoiced separately, including fees and disbursements of counsel, if required. To the extent officers of Alex. Brown assist in, consult, or provide testimony (whether in trial, deposition or arbitration) for any action, suit or proceeding related to, or arising from, Alex. Brown's engagement hereunder, the Company will pay Alex. Brown its customary per diem charges for the services of such officers.





/s/ GEORGE C. EVANS                              /s/ J. ADAM HITT
--------------------------                       -------------------------
George C. Evans                                  J. Adam Hitt
Chairman, President and CEO                      Managing Director




May 8, 1997